Exhibit 99.1

i2 Reports Second Quarter 2008 Results

Second quarter features growth in software solutions revenue and cash flow from operations of $11.5 million; year-to-date cash flow from operations greater than $20 million

DALLAS – August 7, 2008 – i2 Technologies, Inc. (NASDAQ: ITWO) today announced results for the second quarter 2008.

A summary of second quarter results:

•	Total revenue was $64.7 million

•	Costs and expenses, excluding intellectual property settlement benefit, were $60.7 million

•	Total operating expense benefit, including intellectual property settlement, of $20.6 million

•	Net income applicable to common stockholders was $80.7 million

•	Diluted earnings per share (GAAP) were $3.05

•	Non-GAAP diluted earnings per share were $0.03 (excluding stock option expense, contract revenue and intellectual property settlement, net of taxes)

•	Cash flow from operations was $11.5 million

•	Total bookings of $64.1 million, including $8.3 million in software solutions bookings

Intellectual property settlement

During the second quarter, the company announced a settlement agreement with SAP America, Inc. and SAP AG to settle the existing patent litigation between the companies. Under the terms of the settlement agreement, each party will license to the other certain patents in exchange for a one-time cash payment to i2 of $83.3 million. The settlement was recorded as a benefit to the second quarter operating expenses, net of approximately $2.0 million in external patent litigation expenses incurred in the quarter. The company also recorded approximately $1.4 million of alternative minimum tax (AMT) and other state taxes in the quarter as a result of the settlement. The company received the $83.3 million payment on July 28, 2008.

The following table details the effect of the settlement on the company’s financial results for the quarter ended June 30, 2008:

Amounts in $M	Qtr Ended 6-30-08
Settlement gross proceeds	$83.3
Less: External patent litigation expenses	2.0
GAAP Operating income effect of settlement	81.3
Less: applicable tax effect of settlement	1.4
GAAP Net income effect of settlement	$79.9

Due to the nature of this intellectual property settlement, the company has elected to include the settlement, net of the impact of taxes, as a non-GAAP adjusting item to earnings per share. A reconciliation of GAAP diluted earnings per share to non-GAAP diluted earnings per share for the three month periods ended June 30 is as follows:

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i2 Reports Second Quarter 2008 Results

Amounts in $ millions, except per share	Quarter Ended 6-30-08		Quarter Ended 6-30-07
	Net income	Diluted EPS	Net income	Diluted EPS
GAAP applicable to common stockholders	$80.7	$3.05	$1.6	$0.06
Less: intellectual property settlement, net of taxes	$81.9	$3.09	$0.0	$0.00
Add: Stock option expense	$2.0	$0.07	$2.9	$0.11
Non-GAAP applicable to common stockholders	$0.8	$0.03	$4.5	$0.17

“Our Supply Chain Results Company strategy, and our introduction of SCM 2.0, continues to build momentum, with both new and existing customers turning to us for flexible solutions, rapid delivery and supply chain expertise,” stated i2 Chief Executive Officer Pallab Chatterjee. “In addition, we believe that our intellectual property settlement with SAP validates the value of our intellectual property,” concluded Chatterjee.

“We are reporting solid bookings and strong cash flow from operations for the second quarter,” stated i2 Executive Vice President and Chief Financial Officer Mike Berry. “Included in the financial results for the second quarter is approximately $79.9 million, net of external patent litigation expenses and the impact of taxes, related to our intellectual property settlement with SAP as well as $1.8 million of costs related to other litigation items, dating back to 2005, resolved during the quarter,” concluded Berry.

Second Quarter Results

Revenue Detail

Total revenue for the second quarter was $64.7 million as compared to $65.0 million in the second quarter of 2007, a decrease of $0.3 million or 0.4 percent.

i2 had total second quarter software solutions revenue, which includes core license revenue, recurring license revenue as well as fees received to develop the licensed functionality, of $12.6 million. This compares to $11.4 million of software solutions revenue in the second quarter of 2007, an increase of 10 percent year-over-year.

Services revenue in the second quarter was $30.5 million, a decrease of 3 percent from the $31.6 million of services revenue in the second quarter of 2007. Services revenue includes fees received from consulting and training services as well as arrangements to customize or enhance previously purchased licensed software. Services revenue also includes reimbursable expenses.

Second quarter maintenance revenue was $21.7 million, a decrease of 2 percent from $22.0 million in the comparable prior year quarter.

Costs and Expenses

Costs and expenses, subtotal excluding the intellectual property settlement, for the second quarter of 2008 were $60.7 million, a 2 percent decrease compared to $61.7 million in the second

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i2 Reports Second Quarter 2008 Results

quarter of 2007. Costs and expenses in the second quarter included $3.0 million in stock-based compensation expense, which includes $2.0 million in expense related to stock options and $1.0 million in expense related to restricted stock units. Second quarter costs and expenses also included $1.8 million related to resolutions of certain outstanding litigations from 2005.

Including the $81.3 million intellectual property settlement, net of approximately $2.0 million in external patent litigation expenses, total costs and expenses for the second quarter of 2008 were a benefit of $20.6 million.

Net Income

The company reported second quarter 2008 net income applicable to common stockholders of $80.7 million, or $3.05 per diluted share. This compares to $1.6 million, or $0.06 per diluted share, in net income applicable to common stockholders in the second quarter of 2007.

First Half 2008 Results

For the six months ended June 30, 2008, total revenues were $127.3 million, a decrease of 3 percent as compared to $130.6 million for the same period in 2007. Total revenue in the first half of 2007 included $2.5 million of contract revenue. Excluding contract revenue, operating revenue declined 1 percent for the six months ended June 30, 2008 compared to the same period in 2007.

Software solutions revenue decreased 2 percent to $24.2 million for the six months ended June 30, 2008 compared to $24.8 million in the first half of 2007. Services revenue was $59.4 million in the first half of 2008 compared to $60.2 million in the first half of 2007, a decrease of 1 percent. Maintenance revenue increased 2 percent to $43.7 million in the first half of 2008 compared to $43.0 million in the comparable period in 2007.

Costs and expenses, subtotal excluding the intellectual property settlement, for the six months ended June 30, 2008 decreased 3 percent to $117.8 million as compared to $121.8 million in the first half of 2007. Costs and expenses for the six months ended June 30, 2008 included $5.9 million in stock-based compensation expense, which includes $4.0 million in expense related to stock options and $1.9 million in expense related to restricted stock units. Total costs and expenses for the six months ended June 30, 2008 were $37.9 million and included a benefit of $79.9 million related to the company’s intellectual property settlement. The benefit amount reflects the $83.3 million gross amount of the settlement, net of $3.5 million in external patent litigation related expenses.

The company reported net income applicable to common stockholders of $83.3 million or $3.15 per diluted share for the six months ended June 30, 2008. This compares to $5.1 million or $0.19 per diluted share in net income applicable to common stockholders in the comparable period in 2007.

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i2 Reports Second Quarter 2008 Results

Non-GAAP Diluted Earnings Per Share

The company provides non-GAAP financial measures to assist stockholders with the analysis of financial and business trends related to the company’s operations. These calculations are not in accordance with, or an alternative for, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies.

Non-GAAP diluted earnings per share applicable to common stockholders in the second quarter of 2008 were $0.03, compared to $0.17 per diluted share in the comparable period last year on a non-GAAP basis. Non-GAAP diluted earnings per share applicable to common stockholders for the six months ended June 30, 2008 were $0.20, compared to $0.33 per diluted share in the comparable period in 2007 on a non-GAAP basis. Non-GAAP diluted earnings per share excludes stock option expense, the net effect of contract revenue and contract expense and the effect of the intellectual property settlement, net of the impact of taxes applicable to the settlement. Contract revenue is the result of the recognition of certain revenue that was carried on i2’s balance sheet as a portion of deferred revenue and was a result of the company’s 2003 financial restatement. As of March 31, 2007, the deferred contract revenue balance was zero.

A full reconciliation of GAAP to non-GAAP financial measures can be found in Schedule A included with this release.

Other Financial Information

On June 30, 2008, i2’s total cash balance was $149.7 million (including restricted cash of $6.7 million), an increase of $10.9 million from March 31, 2008. Total debt at the end of the second quarter was $86.3 million, which represents the face value of the company’s 5% senior convertible notes.

The company generated cash flow from operations of $11.5 million in the second quarter of 2008, bringing the first half 2008 cash flow from operations to $20.4 million. The company has recorded approximately $32 million in cash flow from operations during the trailing four quarter period.

Third Quarter 2008 Outlook

The company currently expects financial performance in the third quarter of 2008 to be reasonably comparable to the third quarter of 2007. Cash flow from operations in the third quarter of 2008 is expected to be greater than $80 million due to the cash received from the company’s patent litigation settlement with SAP, net of external related expense cash payments. This outlook assumes no significant changes to the company’s management or operations during the third quarter of 2008.

The company’s statements regarding future financial performance are based on current expectations for bookings, cash collections, revenue, expense and diluted shares outstanding. Such statements are forward-looking, and the company expressly disclaims any current intention to update forward-looking statements. Actual results may differ materially. See “i2 Cautionary Language” below.

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i2 Reports Second Quarter 2008 Results

Earnings Conference Call and Webcast Information

The i2 management team will host a live conference call with investors today, August 7 at 10:00 a.m. ET to discuss the second quarter 2008 financial results. Investors and other interested parties may access the call via webcast through the company’s Web site at http://www.i2.com/investor.

An audio replay of the conference call will be available for approximately 24 hours following the call. To access the replay, dial (800) 475-6701 (USA) or (320) 365-3844 (International) and enter access code 954503. The webcast will also be archived via the company’s Web site at http://www.i2.com/investor.

About i2

Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2 solutions are pervasive in a wide cross-section of industries; 21 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding i2’s outlook for third quarter 2008 revenue, diluted earnings per share, operating cash flow and total bookings. These forward-looking statements are based on current expectations for bookings, cash collections, revenue, expense and diluted shares outstanding, and involve risks and uncertainties that may cause actual results to differ from those projected, including, without limitation, the risk that (i) we will be unable to develop and generate additional demand for our products, (ii) we will be unable to remain competitive, (iii) our strategy to sell new-generation solutions may not be successful, (iv) product quality, performance claims and other litigation may have a material adverse effect on our relationships with customers and our business, and (v) key personnel leave the company or the company is unable to attract, train and retain additional personnel. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed May 12, 2008 and the Annual Report on Form 10-K filed March 17, 2008. i2 expressly disclaims any current intention to update the forward-looking information contained in this news release.

For More Information Contact:
Tom Ward	Beth Elkin
i2 Investor Relations	i2 Corporate Communications
469-357-3854	469-357-4225
tom_ward@i2.com	beth_elkin@i2.com

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(unaudited)

	June 30, 2008	December 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$143,061	$120,978
Restricted cash	6,668	8,456
Accounts receivable, net	29,020	25,108
Other current assets	91,868	7,746

Total current assets	270,617	162,288

Premises and equipment, net	6,081	7,559
Goodwill	16,684	16,684
Non-current deferred tax asset	7,192	8,454
Other non-current assets	6,945	7,168

Total assets	$307,519	$202,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,958	$4,741
Accrued liabilities	15,696	14,631
Accrued compensation and related expenses	17,354	17,636
Deferred revenue	72,408	61,715

Total current liabilities	111,416	98,723

Total long-term debt, net	84,768	84,453
Taxes payable	6,278	4,484

Total liabilities	202,462	187,660

Commitments and contingencies

Stockholders’ equity:
Preferred Stock, $0.001 par value, 5,000 shares authorized, none issued and outstanding	—	—
Series A junior participating preferred stock, $0.001 par value, 2,000 shares authorized, none issued and outstanding	—	—
Series B 2.5% convertible preferred stock, $1,000 par value, 150 shares authorized, 108 issued and outstanding at June 30, 2008 and 107 issued and outstanding December 31, 2007	105,003	103,450
Common stock, $0.00025 par value, 2,000,000 shares authorized, 21,560 and 21,448 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	5	5
Additional paid-in capital	10,464,084	10,458,101
Accumulated other comprehensive income	9,649	9,963
Accumulated deficit	(10,473,684)	(10,557,026)

Net stockholders’ equity	105,057	14,493

Total liabilities and stockholders’ equity	$307,519	$202,153

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Software solutions	$12,569	$11,412	$24,241	$24,845
Services	30,508	31,553	59,350	60,248
Maintenance	21,651	22,018	43,713	43,027
Contract	—	—	—	2,450

Total revenues	64,728	64,983	127,304	130,570

Costs and expenses:
Cost of revenues:
Software solutions	2,874	2,175	5,488	4,649
Services	23,624	24,467	46,095	48,310
Maintenance	2,655	2,800	5,498	5,737
Amortization of acquired technology	—	6	4	12
Sales and marketing	13,072	12,957	25,022	24,654
Research and development	7,541	8,750	15,174	17,555
General and administrative	10,919	10,549	20,428	20,928
Amortization of intangibles	25	25	50	28
Restructuring charges and adjustments	—	(49)	—	(75)

Costs and expenses, subtotal	60,710	61,680	117,759	121,798
Intellectual property settlement, net	(81,315)	—	(79,860)	—

Total (benefit) costs and expenses	(20,605)	61,680	37,899	121,798

Operating income	85,333	3,303	89,405	8,772

Non-operating expense, net:
Interest income	932	1,302	2,127	2,648
Interest expense	(1,236)	(1,236)	(2,475)	(2,476)
Foreign currency hedge and transaction losses, net	(464)	(74)	(605)	(191)
Other (expense) income, net	(335)	(231)	284	(553)

Total non-operating expense, net	(1,103)	(239)	(669)	(572)

Income before income taxes	84,230	3,064	88,736	8,200
Income tax expense	2,714	740	3,842	1,598

Net income	$81,516	$2,324	$84,894	$6,602

Preferred stock dividend and accretion of discount	776	765	1,552	1,524

Net income applicable to common stockholders	$80,740	$1,559	$83,342	$5,078

Net income per common share applicable to common stockholders:
Basic	$3.09	$0.06	$3.20	$0.20
Diluted	$3.05	$0.06	$3.15	$0.19

Weighted-average common shares outstanding:

Basic	26,105	25,770	26,080	25,690
Diluted	26,475	26,806	26,459	26,870

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$84,894	$6,602
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt issuance expense	541	504
Warrant accretion	315	315
Depreciation and amortization	1,850	2,471
Stock based compensation	5,872	7,347
Loss on disposal of premises and equipment	144	222
Expense (credit) for bad debts charged to costs and expenses	173	(116)
Deferred income taxes	1,398	(92)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(4,033)	(440)
Other assets	(86,212)	3,791
Accounts payable	1,769	(854)
Taxes payable	2,055	(9)
Accrued liabilities	1,178	(5,442)
Accrued compensation and related expenses	(119)	(7,516)
Deferred revenue	10,575	(1,688)

Net cash provided by operating activities	20,400	5,095

Cash flows provided by (used in) investing activities:
Restrictions (placed) released on cash	1,788	(1,656)
Purchases of premises and equipment	(562)	(1,209)
Proceeds from sale of premises and equipment	17	12
Business acquisitions	—	(2,125)

Net cash provided by (used in) investing activities	1,243	(4,978)

Cash flows provided by financing activities:
Cash dividends paid - preferred stock	—	(1,307)
Net proceeds from common stock issuance from options and employee stock purchase plans	112	2,960

Net cash provided by financing activities	112	1,653

Effect of exchange rates on cash	328	(200)

Net change in cash and cash equivalents	22,083	1,570
Cash and cash equivalents at beginning of period	120,978	109,419

Cash and cash equivalents at end of period	$143,061	$110,989

Supplemental cash flow information
Interest paid	$2,156	$2,156
Income taxes paid (net of refunds received)	$882	$1,772
Schedule of non-cash financing activities
Preferred stock dividend and accretion of discount	$1,552	$217

SCHEDULE A TO PRESS RELEASE

August 7, 2008

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

($ in thousands, except per share data)

(unaudited)

Revenue
	2Q 2008	2Q 2007	YTD 2008	YTD 2007
GAAP revenue	$64,728	$64,983	$127,304	$130,570
Less: contract revenue	—	—	—	2,450

Operating Revenue	$64,728	$64,983	$127,304	$128,120

Operating Income
	2Q 2008	2Q 2007	YTD 2008	YTD 2007
GAAP operating income	$85,333	$3,303	$89,405	$8,772
GAAP operating margin	131.8%	5.1%	70.2%	6.7%

Add: stock option expense	1,956	2,933	3,975	6,106
Less: intellectual property settlement	83,333	—	83,333	—
Less: contract revenue	—	—	—	2,450

Non-GAAP operating income	$3,956	$6,236	$10,047	$12,428
Non-GAAP operating margin	6.1%	9.6%	7.9%	9.7%

Net income applicable to common stockholders
	2Q 2008	2Q 2007	YTD 2008	YTD 2007
GAAP net income applicable to common stockholders	$80,740	$1,559	$83,342	$5,078

Add: stock option expense	1,956	2,933	3,975	6,106
Less: intellectual property settlement	83,333	—	83,333	—
Add: tax effect of intellectual property settlement	1,421	—	1,421	—
Less: contract revenue	—	—	—	2,450

Non-GAAP net income applicable to common stockholders	$784	$4,492	$5,405	$8,734

Diluted earnings per share applicable to common stockholders *
	2Q 2008	2Q 2007	YTD 2008	YTD 2007
GAAP diluted earnings per share applicable to common stockholders	$3.05	$0.06	$3.15	$0.19
Add: stock option expense	$0.07	$0.11	$0.15	$0.23
Less: intellectual property settlement	$3.15	—	$3.15	—
Add: tax effect of intellectual property settlement	$0.05	—	$0.05	—
Less: contract revenue	—	—	—	$0.09

Non-GAAP diluted earnings per share applicable to common stockholders	$0.03	$0.17	$0.20	$0.33

*	Non-GAAP EPS amounts may vary from GAAP EPS amounts and adjustments due to rounding

SCHEDULE B TO PRESS RELEASE

August 7, 2008

KEY PERFORMANCE INDICATORS

(unaudited)

	2Q 07	3Q 07	4Q 07	1Q 08	2Q 08
Software solutions bookings ($ in millions) (1)	$18.0	$7.0	$21.9	$8.6	$8.3
Platform technology bookings ($ in millions)	$0.5	$—	$—	$—	$—
Services and maintenance bookings ($ in millions)	$56.4	$39.5	$59.9	$57.8	$55.7

Total bookings ($ in millions) (2)	$75.0	$46.5	$81.8	$66.4	$64.1

Number of software solutions transactions booked > $500K	5	4	6	5	2
Average amount booked ($ in thousands) (3)	$618	$302	$561	$227	$243

Software solutions revenue
Revenue from current quarter bookings ($ in millions)	$2.4	$1.3	$1.0	$0.2	$1.4
Revenue from prior period bookings ($ in millions)	$3.4	$3.8	$5.9	$5.2	$5.5
Subscription/recurring revenue ($ in millions)	$5.7	$5.4	$5.4	$6.2	$5.7

Total software solutions revenue ($ in millions)	$11.4	$10.5	$12.4	$11.7	$12.6

Total revenue recognized by region
Greater APAC	20%	22%	19%	17%	19%
EMEA	20%	22%	17%	20%	24%
Americas	60%	56%	64%	63%	58%

Total revenue	100%	100%	100%	100%	100%

Days sales outstanding	37	39	36	40	41

Total headcount	1,371	1,308	1,286	1,301	1,309

Direct sales representatives (4)	n/a	n/a	n/a	56	57

1.	Software solutions bookings includes bookings for recurring transactions.
2.	Total bookings represents potential future revenue that was sold each quarter, including platform technology bookings
3.	Average amount excludes recurring bookings less than $10K
4.	Direct sales representatives includes commission-based, quota carrying sales reps excluding sales management.

During Q1 2008, due to a change in primary job responsibilities, certain employees were moved from Services to Sales as a result of the company’s reorganization in late 2007. Prior period sales representative counts were not adjusted to reflect the change, therefore prior period counts are not applicable.